EXHIBIT 99.1
Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS
FIRST QUARTER FISCAL YEAR 2008 RESULTS
- Earnings per diluted share increase to $0.70 -

Melville, NY, January 10, 2008 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its first quarter of fiscal 2008 ended December 1, 2007.

Net sales for the first quarter of fiscal 2008 were $437.6 million, an increase of 8.8% compared with net sales of $402.0 million in the first quarter of fiscal 2007.  Net income for the first quarter of fiscal 2008increased 16.3% to $46.9 million, versus $40.3 million in the first quarter of the prior year.  Diluted earnings per share increased 16.7% to $0.70, based on 66.7 million shares outstanding in the first quarter of fiscal 2008, versus diluted earnings per share of $0.60, based on 67.7 million shares outstanding in the first quarter of fiscal 2007.

“Financial results for the first quarter were solid and in line with our expectations,” said David Sandler, President and Chief Executive Officer.  “We continued to make progress executing our overall growth strategy.  The integration of J&L has been successful, and we have made good progress on our plan to sell MSC products to our J&L customer base.  In addition, our West Coast initiative is making solid progress.  Our new sales offices in Seattle, Portland, and Salt Lake City are now open and this initiative continues to meet our goals.  We also remained very focused on managing our overall expense levels during the quarter, and as a result achieved strong operating margin performance.”

“Our overall financial performance for the first quarter was strong,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “We executed on our plans, hitting our financial targets for the period.  Our tight control of operating expenses resulted in improved operating margins even as we continued to incrementally invest in our future at historically high levels.  Free cash flow (see Note 1) was $29.4 million for the quarter, and reflects steps we’ve taken to build inventory, primarily to ensure the best possible service experience for our customer base.  We utilized some of this free cash flow to repurchase an additional $24.4 million of our shares.  Going forward, we will remain focused on tight operating cost controls and on reducing inventory levels to more normalized levels by the end of the fiscal year.”

Mr. Sandler concluded, “As we move into the second quarter, our customers have told us that market conditions are mixed.  While there continue to be many pockets of strength, there is less optimism among our customer base in general and more concern over cost inflation, especially in raw materials and energy costs.  At the same time, the macroeconomic indicators we follow are also signaling the possibility of a slowing market.  In such an environment, customers are even more focused on controlling their costs and minimizing their MRO inventory levels, and MSC is in an excellent position to support them in these efforts based on our high service level model.  As a result, we believe we can continue to take market share and grow earnings while also prudently investing in our future to ensure that we are best positioned to take advantage of improvements in the marketplace as they occur.”

Based on current market factors, the Company expects net sales for the second quarter of fiscal 2008 to be between $430 million and $436 million, which reflects growth over year ago levels despite the negative sales impact of the timing of the Christmas and New Year’s holidays, which MSC believes reduced sales by approximately $4 million to $5 million in the period.  The Company expects diluted earnings per share for the fiscal 2008 second quarter to be between $0.68 and $0.70.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the Company’s results for the first quarter of fiscal 2008, and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during the first quarter of fiscal 2008 was $32.0 million.  Expenditures for property, plant and equipment in fiscal 2008 were $2.6 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.

About MSC Industrial Direct
MSC Industrial Direct is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (MRO) supplies to industrial customers throughout the United States. MSC distributes in excess of 550,000 industrial products from approximately 3,000 suppliers to approximately 390,000 customers. In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States. MSC reaches its customers through a combination of over 30 million direct-mail catalogs and CD-ROMs, 98 branch sales offices, 854 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits, and various other risk factors listed from time to time in the Company's SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)

	December 1, 2007 (Unaudited)	September 1, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,093	$7,797
Accounts receivable, net of allowance for doubtful accounts	210,796	204,186
Inventories	357,940	338,366
Prepaid expenses and other current assets	22,216	20,748
Deferred income taxes	20,276	18,705
Total current assets	616,321	589,802

Property, plant and equipment, net	125,407	127,608
Goodwill	272,806	272,806
Identifiable intangibles, net	68,910	70,832
Other assets	12,499	14,279
Total Assets	$1,095,943	$1,075,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$10,000	$--
Current maturities of long-term notes payable	36,035	33,471
Accounts payable	71,363	69,579
Accrued liabilities	71,668	70,237
Total current liabilities	189,066	173,287
Long-term notes payable	131,910	142,200
Deferred income tax liabilities	31,713	31,963
Total liabilities	352,689	347,450
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	59	59
Class B common stock	18	18
Additional paid-in capital	413,360	408,996
Retained earnings	644,665	609,713
Accumulated other comprehensive income	921	694
Class A treasury stock, at cost	(315,769)	(291,603)
Total shareholders’ equity	743,254	727,877
Total Liabilities and Shareholders’ Equity	$1,095,943	$1,075,327

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	December 1, 2007	November 25, 2006
Net sales	$437,554	$402,012
Cost of goods sold	234,984	216,321
Gross profit	202,570	185,691
Operating expenses	124,600	116,485
Income from operations	77,970	69,206
Other Income (Expense) :
Interest expense	(2,464)	(3,206)
Interest income	239	276
Other income (expense), net	41	(21)
Total other income (expense)	(2,184)	(2,951)
Income before provision for income taxes	75,786	66,255
Provision for income taxes	28,920	25,959
Net income	$46,866	$40,296
Per Share Information:
Net income per common share:
Basic	$0.71	$0.61
Diluted	$0.70	$0.60
Weighted average shares used in computing net income per common share:
Basic	65,617	66,480
Diluted	66,704	67,712
Cash dividends declared per common share	$0.18	$0.14

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	December 1, 2007	November 25, 2006
Cash Flows from Operating Activities:
Net income	$46,866	$40,296
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	6,731	6,237
Stock-based compensation	2,669	2,250
Provision for doubtful accounts	839	793
Deferred income taxes	(1,821)	(707)
Reclassification of excess tax benefits from stock-based compensation	(410)	(440)

Changes in operating assets and liabilities:
Accounts receivable	(7,293)	186
Inventories	(19,390)	(8,134)
Prepaid expenses and other current assets	(1,452)	2,844
Other assets	1,749	2,833
Accounts payable and accrued liabilities	3,484	10,597

Total adjustments	(14,894)	16,459

Net cash provided by operating activities	31,972	56,755

Cash Flows from Investing Activities:
Business acquisition	--	(8,976)
Expenditures for property, plant and equipment	(2,552)	(6,349)

Net cash used in investing activities	(2,552)	(15,325)

Cash Flows from Financing Activities:
Purchase of treasury stock	(24,430)	(31,264)
Payment of cash dividends	(11,914)	(9,377)
Reclassification of excess tax benefits from stock-based compensation	410	440
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	534	569
Proceeds from exercise of Class A common stock options	977	864
Net proceeds under revolving loans from credit facility	10,000	--
Repayments of notes payable under the credit facility and other notes	(7,726)	(39)
Net cash used in financing activities	(32,149)	(38,807)

Effect of exchange rate changes on cash and cash equivalents	25	--
Net (decrease) increase in cash and cash equivalents	(2,704)	2,623
Cash and cash equivalents – beginning of period	7,797	7,718
Cash and cash equivalents – end of period	$5,093	$10,341
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$2,918	$4,642
Cash paid for interest	$2,746	$2,021